                                  Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-09507, 333-85693, 333-50246, and 333-83686 of ION Networks, Inc. and
subsidiaries on Form S-3 and Registration Statement Nos. 333-61837, 333-14681, 333-76809, 333-76604, and 333-76568 of ION Networks, Inc. and subsidiaries on Form S-8, of our report dated June 21, 2002, appearing in this Annual Report on Form 10-KSB of ION Networks, Inc. and subsidiaries for the year ended March 31, 2002 (as filed on July 1, 2002), Amendment No. 1 of the Form 10-KSB/A (as filed on July 10, 2002), Amendment No. 2 of the Form 10-KSB/A (as filed on August 2,
2002) and Amendment No. 3 of the Form 10-KSB/A (as filed on August 21, 2002).

/s/Deloitte & Touche LLP

Parsippany, New Jersey

August 21, 2002